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DIEBOLD                                                                Exhibit 5

                                                                   July 24, 1997

Diebold, Incorporated
P.O. Box 3077
North Canton, Ohio  44720

RE:      AMENDED AND RESTATED
         1991 EQUITY AND PERFORMANCE INCENTIVE PLAN

Gentlemen:

I have acted as counsel for Diebold, Incorporated, an Ohio corporation (the "Company"), in connection with the Amended and Restated 1991 Equity and Performance Incentive Plan of the Company (the "Plan"). I have examined such documents, records and matters of law as I have deemed necessary for purposes of this opinion, and based thereupon I am of the opinion that the Common Shares of the par value of $1.25 per share that may be issued or transferred and sold pursuant to the Plan (and the authorized forms of Agreements thereunder) will be, when issued or transferred and sold in accordance with the Plan and such Agreements, duly authorized, validly issued, fully paid and nonassessable so long as the consideration received by the Company is at least equal to the par value of such shares.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 filed by the Company to effect registration of the shares to be issued and sold pursuant to the Plan under the Securities Act of 1933.

                                              Sincerely yours,

                                              /s/Warren W. Dettinger

                                              Warren W. Dettinger
                                              Vice President and General Counsel

Diebold, Incorporated
5995 Mayfair Road
P.O. Box 3077
North Canton, OH  44720-8077
Phone: (330) 490-4000